UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2013

POPULAR, INC.

(Exact name of registrant as specified in its charter)

Puerto Rico	001-34084	66-0667416
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)
209 Munoz Rivera Avenue Hato Rey, Puerto Rico	00918
(Address of principal executive offices)	(Zip code)

(787) 765-9800
(Registrant's telephone number, including area code)

NOT APPLICABLE
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On September 13, 2013, EVERTEC, Inc. (“EVERTEC”) announced the pricing of an underwritten public offering of 20,000,000 shares of its common stock to the public at $22.50 per share by an affiliate of Apollo Global Management, LLC (“Apollo”), Popular, Inc. (“Popular”), and certain officers and current and former employees of EVERTEC. Apollo and Popular sold 10,808,759 million and 9,057,000 million shares of EVERTEC, respectively, retaining a stake of 14.9% and 21.3%, respectively.

Total cash proceeds received by Popular from the sale of the shares will be approximately $197 million, net of underwriting discounts and commissions.  Popular will recognize an after tax gain of approximately $169 million during the third quarter of 2013.

The underwriters of the offering will have a 30-day option to purchase up to an additional 3,000,000 shares of common stock from Apollo.

The offering is expected to close on or about September 18, 2013, subject to customary closing conditions.

Popular has issued a press release in connection with the transaction, a copy of which is attached hereto as Exhibit 99.1.  Exhibit 99.1 shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into any of Popular’s filings under the Securities Act of 1933, as amended, unless otherwise expressly stated in such filing.

Item 9.01 Financial Statements and Exhibits.

The following exhibit shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into any of Popular’s filings under the Securities Act of 1933, as amended, unless otherwise expressly stated in such filing.

Exhibit 99.1        Press release dated September 13, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POPULAR, INC.
(Registrant)

Date:	September 13, 2013	By: /s/ Jorge J. García
Jorge J. García
Senior Vice President and Corporate Comptroller